Exhibit 10.3

EXHIBIT B-1

FORM OF SECOND AMENDMENT TO LEASE AGREEMENT (WESTOVER HILLS)

SECOND AMENDMENT TO LEASE AGREEMENT

THIS SECOND AMENDMENT TO LEASE AGREEMENT (this "Amendment") is made and entered into as of [__________], 2019 (the "Amendment Effective Date"), by and between MHI-MC San Antonio, LP, a Delaware limited partnership ("Landlord"), and MCA Mainstreet Tenant, LLC, a Tennessee limited liability company ("Tenant").

RECITALS

A. Landlord and Tenant entered into that certain Lease Agreement, dated December 16, 2016 (the "Original Lease"), as amended by that certain First Amendment to Lease Agreement, dated as of June 29, 2018 (the "First Amendment", together with the Original Lease, the "Lease"), pursuant to which Landlord leased to Tenant, and Tenant accepted and leased from Landlord, certain Leased Property (as defined in the Lease) including the memory care facility located on the Leased Property and commonly known as Memory Care of Westover Hills.

A. On or about November 6, 2017, MCA executed a Promissory Note in the original principal amount of $600,000, and then subsequently executed an Amended and Restated Promissory Note effective November 6, 2018 (the "Note") in favor of Invesque Financing, LP (f/k/a Mainstreet Health Financing, LP, "MHP"), predecessor-in-interest to Invesque Holdings, LP ("Lender"), evidencing a $300,000 loan (the "Loan"), which matured on April 1, 2019.

B. On or about June 4, 2019 (the "Petition Date"), Tenant, MCA, Subtenant (as hereinafter defined) and certain of their affiliates (collectively, the "Debtors") each filed voluntary petitions for relief under Chapter 11 of Title 11 of the United States Code (the "Bankruptcy Code"), which are currently being jointly administered under Case No. 19-51385 (the "Bankruptcy Cases"), in the United States Bankruptcy Court for the Western District of Texas (San Antonio Division) (the "Bankruptcy Court").

B. As of the Petition Date, the Debtors owed the Landlords in excess of $3.1 million in Base Rent (as such term is defined in the Lease and the Related Leases (as defined in the Lease) (collectively, the "Leases")), taxes, and other charges due under the Leases.

C. As of the Petition Date, the MCA owed Lender in excess of $314,000 in principal, interest, and other charges due under the Note.

D. On or about [__________], 2019, the Debtors and Memory Care America, LLC, a Tennessee limited liability company ("MCA"), Trident Healthcare Properties I, L.P., a Delaware limited partnership ("Trident"), Steve Person, an individual ("Person"), and James Walesa, an individual ("Walesa"), B.J. Parrish, an individual ("Parrish", together with MCA, Trident, Person and Walesa, the "Guarantors"), entered into a Settlement Agreement (the "Settlement Agreement") with the Landlord Parties (as defined below), with an effective date of [__________], 2019 (the "Settlement Effective Date").

E. In connection with the Settlement Agreement, on or about the date hereof, the Debtors executed a Second Amended and Restated Promissory Note (the "New Note") in favor of Landlord and the landlords (collectively, the "Landlords") under the Related Leases and Lender (collectively, the

"Landlord Parties"), evidencing a $3,328,105.65 loan including the consolidation of the Note (the "New Loan").

F. In connection with the Settlement Agreement, on or about the date hereof, the Guarantors entered into that certain Guaranty (the "A&R Guaranty"), in favor of the Landlord Parties, to jointly and severally guarantee all obligations under the New Note, the Lease and the Related Leases, and the Settlement Agreement.

G. In connection with the Settlement Agreement, Landlord and Tenant wish to modify the Lease in accordance with the terms of this Amendment.

D. All capitalized terms used in this Amendment, which are not defined herein, shall have the meanings attributable to those terms in the Lease.

NOW, THEREFORE, for and in consideration of the mutual covenants and obligations set forth in the Lease and in this Amendment, as well as other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Landlord and Tenant hereby agree as follows:

1. Definitions. Any capitalized term used but not defined in this Amendment will have the meaning assigned to such term in the Lease. From and after the Amendment Effective Date, each reference in the Debtor Documents (as defined herein) to the Lease, means the Lease as modified by this Amendment. From and after the Amendment Effective Date, each reference in the Lease to "this Lease," "herein," "hereof" or similar terms means the Lease as modified by this Amendment.

2. Term. Section 1.3 of the Lease is hereby amended and restated in its entirety as follows:

> "The initial term ("Initial Term") of this Lease commences on the Effective Date and expires at 11:59 p.m. (Eastern Time) on December 31, 2036 (the "Expiration Date"); provided, however, that Tenant has three (3) options to renew the Lease pursuant to Article 12."

3. Base Rent. Section 2.1 of the Lease is hereby amended and restated in its entirety as follows:

> "Tenant shall pay Landlord base rent ("Base Rent") in advance in consecutive monthly installments payable on the fifth Business Day of each month during the Term commencing on [August 7, 2019]. The monthly Base Rent payable for August, 2019 through December, 2019 is $65,986.81 per month. The Base Rent payable for the Lease Year commencing on January 1, 2020 is Nine Hundred Thirty-Seven Thousand Seven Hundred Seven and 29/100 Dollars ($937,707.29), subject to adjustment pursuant to Section 2.2. For each subsequent Lease Year of the Initial Term, the Base Rent shall be increased, as described in Section 2.2 below and as shown on Schedule 1. The Base Rent for each Renewal Term will be determined in accordance with Section 12.2."

4. Rent Schedule. Schedule 1 to the Lease is hereby deleted and replaced with the attached Schedule 1, which schedule reflects the increase to the annual Base Rent described in Section 2.2 of the Lease, as amended hereby.

5. Base Rent Adjustments. Section 2.2 of the Lease is hereby amended and restated in its entirety as follows:

"Commencing on the January 1, 2021 and on each Rent Adjustment Date thereafter, the annual Base Rent (as it may already have been previously increased pursuant to this Section 2.2) shall increase on January 1, 2021 and on the first day of each Lease Year thereafter during the Initial Term, by two and one half percent (2.5%)."

6. Escrow of Impositions.

a. The first and second sentences of Section 3.1 of the Lease are hereby deleted and replaced with the following paragraph:

"On the fifth business day of each month during the Term, Tenant shall deposit with Landlord a sum equal to 1/12th of the Escrow Impositions (as defined in Section 3.2) assessed against the Leased Property for the preceding tax year for real estate taxes and all other taxes, which sums shall be used by Landlord toward payment of such Escrow Impositions. Tenant, on demand, shall pay to Landlord any additional funds necessary to pay and discharge the obligations of Tenant to pay, as Additional Charges, all Escrow Impositions that may be levied or become a lien on the Leased Property or any part thereof at any time (whether prior to or during the Term), without regard to prior ownership of said Leased Property, before any fine, penalty, interest or cost is incurred; provided, however, that Tenant may contest any Escrow Imposition in accordance with Section 3.7. Tenant shall deliver to Landlord at least thirty (30) days prior to the due date of each Escrow Imposition, a copy of the invoice for such Escrow Imposition. The receipt by Landlord of the payment of such Escrow Impositions by and from Tenant shall only be as an accommodation to Tenant, the mortgagees, and the taxing authorities, and shall not be construed as rent or income to Landlord, Landlord serving, if at all, only as a conduit for delivery purposes. Additionally, Tenant shall pay, as Additional Charges, all other Impositions which do not constitute the Escrow Impositions that may be levied or become a lien on the Leased Property or any part thereof at any time (whether prior to or during the Term), without regard to prior ownership of said Leased Property, before any fine, penalty, interest, or cost is incurred; provided, however, Tenant may contest any Imposition in accordance with Section 3.7. Tenant shall deliver to Landlord [i] not more than thirty (30) days after the due date of each such Imposition, copies of the invoice for such Imposition and the check delivered for payment thereof; and [ii] not more than sixty (60) days after the due date of each such Imposition, a copy of the official receipt evidencing such payment or other proof of payment satisfactory to Landlord."

b. Section 3.2 of the Lease is hereby amended by adding the following sentence to the end of such provision:

"The term "Escrow Impositions" shall be defined as the term "Impositions" without the inclusion of clause (iv) of such definition."

7. Events of Default.

a. Section 8.1(a) of the Lease is hereby amended and restated in its entirety as follows:

"Tenant fails to pay in full [i] any installment of Base Rent within five (5) business days after such payment is due or, [ii] any Additional Charges or any other monetary obligation payable by Tenant under this Lease within five (5) business days after the time period for payment thereof set forth in this Lease."

b. Section 8.1 of the Lease is hereby amended by adding the following provision as a new Section 8.1(j):

"(j) There occurrence of any default or event of default under any one or more of the Related Leases, the Guaranty, the New Note, the Pledge Agreement (as defined in the New Note) or the Settlement Agreement (collectively, the "Debtor Documents")."

8. Replenishment of Security Deposit. Pursuant to Section 20.1 of the Lease and the First Amendment, Landlord was holding a Security Deposit to secure the obligations of Tenant under the Leases. The full amount of such Security Deposit has been used and applied by Landlord towards certain unpaid Tenant Obligations under the Leases. Pursuant to the New Note, the Landlords and Lender are financing the obligation of Tenant to replenish the Security Deposit pursuant to Section 20.3 of the Leases in the total amount of $394,213.20. Tenant shall be deemed to have satisfied the obligation to replenish the Security Deposit under Section 20.1 and Section 20.3 of the Leases and the First Amendment upon the Debtors' repayment of the last $394,213.20 in principal due under the New Note. Provided that there is no continuing Event of Default, the Landlords agree to forebear from exercising their right to replenishment of the Security Deposit currently due pursuant to the Section 20.1 and Section 20.3 of the Leases.

9. First Amendment.

a. Section 3 of the First Amendment is hereby deleted in its entirety.

b. Section 4 of the First Amendment is hereby amended and restated in its entirety as follows:

"The monthly escrow payments with respect to Escrow Impositions shall be deemed Additional Charges and therefore Rent due under the Lease, so that Tenant's failure to make any such payments, as and when due, will, subject to the cure rights provided in Section 8.1(a), be an Event of Default under the Lease."

10. Amendments to Lease Coverage Provisions. Section 15.7 is hereby amended as follows:

a. Section 15.7.1 is amended and restated in its entirety as follows:

"15.7.1 Required Lease Coverage Ratio: If the Lease Coverage Ratio for the Facility falls below 1.1/1.0 for any Test Period, such occurrence shall constitute an Event of Default under the Lease unless the Lease Coverage Ratio is at least 1.1/1.0 during the next two (2) successive calendar quarters (the "LCR Cure Period"). It shall constitute an Event of Default if the Lease Coverage Ratio is not at least 1.1/1.0 on or before the end of the LCR Cure Period. Notwithstanding the foregoing, not more than two (2) times during the Initial Term, Tenant shall have the right, within ten (10) business days

after the applicable Test Period, to deposit with Landlord funds equal to an amount necessary to satisfy the Lease Coverage Ratio of at least 1.1/1.0, which cash shall be held by Landlord in escrow until the end of the next Test Period."

b. Section 15.7.2.8 is hereby amended and restated in its entirety as follows:

"15.7.2.8 Test Period means a period ending on the last day of each calendar quarter and comprised of the three (3) most recent calendar months then ended (taken as one accounting period); provided, however, that the first Test Period shall begin on June 30, 2020 and shall cover the period commencing on that date which is thirty (30) months after the Commencement Date and ending on the last day of each calendar quarter and testing the trailing twelve (12) calendar months then ended (taken as one accounting period)."

11. Confidentiality. Article 24 of the Lease is hereby amended by adding the following provision as a new Section 24.28:

"Section 24.28. Confidentiality. (a) Tenant agrees, and agrees to cause each of its Affiliates, (i) unless required by law or a judicial or administrative tribunal (after notice to Landlord and opportunity to object), not to transmit or disclose provisions of this Lease to any Person (other than to Tenant's advisors, employees and officers on a need-to-know basis) without Landlord's prior written consent, and (ii) to inform all Persons to whom provisions of this Lease are disclosed of the confidential nature of the Lease and to direct them not to disclose the same to any other Person and to direct each of them to adhere to the provisions of this Section. Tenant shall not, and shall not permit any of its Affiliates to, use Landlord's name (or the name of any of Landlord's Affiliates) in connection with any of its business operations, including without limitation, advertising, marketing or press releases or such other similar purposes, without Landlord's prior written consent. Nothing contained in this Lease is intended to permit or authorize Tenant or any of their Affiliates to contract on behalf of Landlord.

(b) Notwithstanding anything to the contrary contained in Section 24.28, Tenant may transmit or disclose this Lease or the provisions of this Lease (x) as the Parties may agree in writing, (y) in any action to enforce or rely upon the terms of the Settlement Agreement (and, in such event, shall do so under seal), or (z) as necessary for disclosures to the Tenant's lawyers, partners, tax advisors, investment bankers, underwriters and/or accountants, provided that, Tenant makes such professionals aware of confidential nature of such information and require them to maintain the confidentiality of the information.

12. Purchase Option. Tenant shall have the option to purchase from Landlord all (but not less than all) of the Leased Property ("**Tenant's Purchase Option**") at any time within one (1) year of the Settlement Effective Date (the "**Purchase Option Expiration Date**") on the terms and conditions set forth in this Section 12. Tenant shall exercise Tenant's Purchase Option by written notice to Landlord not less than sixty (60) days prior to the Purchase Option Expiration Date, time being of the essence; provided, however, Tenant shall not have a right to exercise Tenant's Purchase Option if there exists a continuing Event of Default at the time of such exercise. If Tenant fails to deliver the Tenant's Purchase Option Notice within the time period required by this Section 12, then the Tenant's Purchase Option automatically shall be null and void. The purchase price of the Leased Property in connection with Tenant's Purchase Option ("**Option Purchase Price**") shall be equal to the sum of (x) $15,400,000 plus (y) all of Landlord's closing costs and expenses relating thereto. Tenant's purchase of the Leased Property shall be on the following terms and conditions: (i) Tenant shall pay all costs related to obtaining any environmental assessment reports, surveys and title insurance that Tenant desires to obtain; (ii)

Tenant shall pay all fees and costs in connection with such purchase, including all attorneys' fees and expenses and all realty transfer taxes; (iii) there shall not be any financing or due diligence contingencies to Tenant's obligation to purchase the Leased Property, and Tenant shall be responsible for paying any pre-payment fees or penalties assessed by Landlord's Mortgagee in connection with the early pay-off of any mortgages or deed of trust encumbering the Leased Property; (iv) Tenant shall pay Landlord the amount of the Option Purchase Price in cash at closing (less the amount of the Option Deposit, as hereinafter defined); (v) Tenant shall deliver to Tenant's title company, as escrow agent cash in the amount of 2% of the Option Purchase Price as an earnest money deposit (the "**Option Deposit**"), which Option Deposit shall be paid to Landlord if Tenant's purchase of the Leased Property is not consummated for any reason whatsoever except solely due to Landlord's willful failure to perform its obligations under this Section 12 (provided that such Option Deposit shall be applied towards the Option Purchase Price at closing if the transaction is consummated); (vi) the sale of the Leased Property shall be on an "AS IS, WHERE IS, WITH ALL FAULTS" basis with no representations or warranties of Landlord whatsoever other than (a) Landlord's due authority to consummate the transaction, and (b) Landlord's representation that the transaction does not require any consents which have not been obtained by Landlord and does not conflict with Landlord's governing documents, applicable laws or any contract or agreement executed by Landlord to which the Leased Property is subject; (vii) the conveyance shall be by special or limited warranty deed (conveying to Tenant good and marketable fee title), bill of sale and any other customary documents required or reasonably requested by either party; (viii) Landlord shall promptly provide any certificates or other documents that are reasonably required by Tenant's title company, or otherwise reasonably required to consummate Tenant's purchase of the Leased Property, including, without limitation, Landlord's organizational/authorization documents and affidavits sufficient to cause the title company to omit all standard or preprinted exceptions to Tenant's title insurance policy; (ix) the closing shall occur prior to the Purchase Option Expiration Date; (x) the conveyance shall be subject to exceptions to title of record and other customary exceptions; and (xi) the Lease shall be terminated in connection with such conveyance. For the avoidance of doubt, the Related Leases, the Guaranty and the New Note shall continue to remain in full force and effect upon any such conveyance.

13. Reaffirmation of Lease. Landlord and Tenant hereby acknowledge, agree and reaffirm that the Lease, as hereby amended, is and the parties intend the same for all purposes to be treated as, a single, integrated and indivisible agreement. Further, Tenant hereby reaffirms all of its obligations, representations and agreements as set forth in the Lease.

14. Subtenant. MCA Westover Hills Operating Company, LLC ("Subtenant") has joined in the execution of this Amendment to acknowledge that Subtenant is subject to and bound by the terms of the Lease, as hereby amended.

15. Full Force and Effect; Counterparts; Facsimile or Electronic Signatures. Except as hereby amended, the Lease shall remain in full force and effect. This Amendment may be executed in any number of counterparts, all of which shall constitute one and the same instrument. Signatures transmitted and delivered via facsimile or electronic mail may be used in place of original signatures on this Amendment, and Landlord, Tenant and Subtenant each intends to be bound by the signatures transmitted and delivered via facsimile or electronic mail.

16. Governing Law. This Amendment shall be governed by and construed in accordance with the laws of the State of Texas.

17. Miscellaneous. All of the "Miscellaneous" provisions set forth in Article 24 of the Lease are hereby incorporated into this Amendment as if fully set forth herein.

IN WITNESS WHEREOF, Landlord and Tenant have executed and delivered this Amendment as of the Amendment Effective Date set forth above.

LANDLORD:

MHI-MC San Antonio, LP, a Delaware limited partnership

By: ______________________________
Name:
Title:

TENANT:

MCA Mainstreet Tenant, LLC, a Tennessee limited liability company

By: ______________________________
Name:
Title:

SUBTENANT:

MCA Westover Hills Operating Company, LLC, a Tennessee limited liability company

By: ______________________________
Name:
Title:

Schedule 1

Rent Schedule

2020	$937,707.29
2021	$961,149.97
2022	$985,178.72
2023	$1,009,808.19
2024	$1,035,053.39
2025	$1,060,929.73
2026	$1,087,452.97
2027	$1,114,639.29
2028	$1,142,505.28
2029	$1,171,067.91
2030	$1,200,344.61
2031	$1,230,353.22
2032	$1,261,112.05
2033	$1,292,639.85
2034	$1,324,955.85
2035	$1,358,079.75
2036	$1,392,031.74